Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 26, 2010 (except for Note D, as to which the date is September 2, 2010), with respect to the consolidated financial statements and internal control over financial reporting (which report expressed an adverse opinion) which appear in the Annual Report on Form 10-K for the year ended December 31, 2009 of First Chester County Corporation included in this Current Report on Form 8-K. We hereby consent to incorporation by reference of said reports in the Registration Statements of Tower Bancorp, Inc. on Forms S-3 (File No. 333-159647, effective June 1, 2009, and File No. 333-161272, effective August 17, 2009) and on Forms S-8 (File No. 333-40661, effective November 20, 1997; File No. 333-159638, effective June 1, 2009; File No. 333-159639, effective June 1, 2009; and File No. 333-167382, effective June 8, 2010).

/s/ GRANT THORNTON LLP

New York, New York

December 13, 2010